EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-133946 and No. 333-132181) and Form S-8 (No. 333-132170, No. 333-123271, No. 333-117619, No. 333-143303 and No. 333-147064) of NetLogic Microsystems, Inc. of our report dated October 26, 2007 relating to the statements of assets and the statements of revenues and expenses related to certain products in the network search engine (“NSE”) product family (“NSE Assets”), which appears in the Current Report on Form 8-K/A of NetLogic Microsystems, Inc. dated November 13, 2007.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 12, 2007